Exhibit 10.2

EXECUTIVE EMPLOYMENT AGREEMENT

This Executive Employment Agreement (the "Agreement") dated November 21, 2014 by and between Safety Quick Lighting & Fans Corp., a corporation duly organized under the laws of the state of Florida (together with its subsidiaries and predecessor companies hereinafter referred to as the "Company") and John P. Campi, a resident of the state of Georgia (hereinafter referred to as the "Executive").

NOW, THEREFORE, the parties hereto agree as follows:

1. Employment. Company hereby agrees to employ Executive as its Chief Executive Officer and Executive hereby accepts such employment in accordance with the terms of this Agreement, and the terms of employment applicable to regular employees of Company.

2. Duties of Executive. The duties of Executive shall include the performance of all of the duties typical of the office held by Executive as described in the bylaws of the Company and such other duties and projects as may be assigned by the board of directors of the Company, if any. Executive shall perform all duties in a professional, ethical and businesslike manner. Executive will devote the time required by the board to manage necessary company affairs. This may require full time attention during peak levels of activity to accomplish. Executive shall perform such duties principally from the Company’s offices in Atlanta, Georgia, subject to such reasonable travel as may be required. With the exception of those listed on Exhibit A, during the term of this Agreement, Executive's direct or indirect engagement in any other businesses or concerns in any capacity, either with or without compensation will require prior written consent of Company. This consent will not be unreasonably withheld.

3. Compensation. Executive shall be paid compensation during the term of this Agreement as follows:

a) A base salary of one hundred and two thousand dollars per year, payable in installments according to the Company's regular payroll schedule. The base salary shall be reviewed at the end of each year of service and adjusted by the Company's Board of Directors at its sole discretion.

b) A sign-on bonus of seven hundred and fifty thousand (750,000) shares of the Company's common stock (“Sign-on Bonus”) to vest as follows: (these shares will be issued from (source)_ at a price of $xxx.

· 250,000 shares after the first six months of employment,

· 500,000 shares on December 31, 2015,

c) An “Incentive Compensation” with cash and stock option components equal to:

Cash:

(i) One-half of one-percent (0.005%) of the first $20,000,000 (twenty million dollars) of the Company's annual gross revenue (as defined below) plus one quarter of one percent of revenue above the first $20,000,000:

Gross Revenue Incentive Compensation Rate

Up to $20,000,000 0.0050 = $100,000.00

Over $20,000,000 0.0025

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and

(ii) Three percent (3%) of the Company's annual net income (as defined below)

For the purposes of this Agreement, the following definitions of terms shall apply:

Gross Revenue shall mean gross sales less any returns and discounts.

Net Income: shall mean Gross Revenue less cost of manufacturing and transportation to port, selling costs, GE license fee, all operating and financing costs, bank fees, depreciation, amortization and federal, state and local income taxes.

Options:

(i) Options to purchase shares of the Company's common stock equal to one half of one percent (0.005) of quarterly net income, the strike prices of which will be determined at the time of granting. Such options shall expire five years from grant and can be exercised after twelve months from date of issuance.

Payments of the cash components of the incentive compensation shall be made within thirty (30) days after the Company's independent auditor (“Auditor”) has completed its annual audit (“Audit”) for each applicable year. If the Audit in any applicable year has not been completed within one-hundred and five (105) days (“Audit Date”) after the end of the Company’s fiscal year, then the Company shall make a preliminary payment equal to fifty percent (50%) of the estimated amount due based upon the preliminary adjusted net profits determined by the Auditor, and the payment of the balance, if any, paid with 48 hours following completion of the Audit. In the event it is determined that the preliminary payment is greater than the amount of cash incentive compensation due Executive based on the final Audit results, Executive shall return such excess amount of cash incentive compensation paid to the Company within 48 hours following the completion of the Audit.

4. Benefits.

a) Vacation. Executive shall be entitled to five (5) weeks paid vacation days each year.

b) Sick Leave. Executive shall be entitled to sick leave and emergency leave according to the regular policies and procedures of Company. Additional sick leave or emergency leave over and above paid leave provided by the Company, if any, shall be unpaid and shall be granted at the discretion of the board of directors.

c) Medical and Group Life Insurance. In the event the Company offers such a plan, Company agrees to include Executive, at the Executive's option, in a group medical and hospital insurance plan the Company may offer during this Agreement. Executive shall be responsible for payment of any federal or state income tax imposed upon these benefits. The offering of a group medical and hospital insurance plan is at the discretion of the Company and NOT a condition of employment by the Executive.

d) Expense Reimbursement. Executive shall be entitled to reimbursement for all reasonable expenses, including travel and entertainment, incurred by Executive in the performance of Executive's duties. Executive will maintain records and written receipts as required by the Company policy and reasonably requested by the board of directors to substantiate such expenses.

5. Initial Term. The term of this Agreement shall, upon commencement, continue in effect until December 31, 2015 (the "Initial Tern"). Following the expiration of the Initial Term, the Agreement shall be renewed upon the mutual agreement of Executive and Company at least thirty (30) days in advance of expiration of the Initial Term.

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6. Termination

a) The Company may terminate Executive for cause. Cause shall be defined as:

(i) An act of fraud, embezzlement, theft or neglect of or refusal to substantially perform the duties of Executive's employment which is materially injurious to the financial condition or business reputation of the Company;

(ii) A material violation of this Agreement by Executive, which is not cured within thirty (30) days after written notice thereof;

(iii) Executive's death, disability or incapacity.

b) This Agreement and Executive's employment may be terminated at Company's Board of Directors discretion during the Initial Term, provided that if Executive is terminated without cause, Company shall pay to Executive an amount equal to six months’ salary, or fifty one thousand dollars ($51,000). In addition, if Executive is terminated without cause, five hundred thousand (500,000) of Executive's Sign-on Bonus shares, shall immediately vest. In the event of such termination, Executive shall be entitled to the Incentive Compensation payment and other compensation then in effect, on a prorated basis.

c) This Agreement and Executive's employment may be terminated by the Company's Board of Directors at its discretion at any time after the Initial Term, provided that in such case, Executive shall be paid fifty percent (50%) of Executive's then applicable annual base salary. In the event of such a discretionary termination, Executive shall not be entitled to receive any incentive salary payment or any other compensation then in effect, prorated or otherwise.

d) This Agreement may be terminated by Executive at Executive's discretion by providing at least thirty (30) days prior written notice to Company. In the event of termination by Executive pursuant to this subsection, Company may immediately relieve Executive of all duties and immediately terminate this Agreement, provided that Company shall pay Executive at the then applicable base salary rate to the termination date included in Executive's original termination notice.

e) In the event Company is acquired, or is the non-surviving entity in a merger, or sells all or substantially all of its assets, this Agreement, all of the provisions and rights provided herein shall survive. The Company shall use its best efforts to ensure that the transferee or surviving company is bound by the provisions of this Agreement and all shares grants will vest immediately.

7. Notices. Any notice required by this Agreement or given in connection with it, shall be in writing and shall be given to the appropriate party by personal delivery or by certified mail, postage prepaid, or recognized overnight delivery services;

If to Company:

Safety Quick Lighting & Fans Corp.

3060 Peachtree Road

Suite 390

Atlanta, GA 30305

If to Executive:

John P. Campi

5111 Greythorne Lane

Marietta, GA 30068

8. Final Agreement. This Agreement supersedes all prior understandings or agreements on the subject matter hereof. This Agreement may be modified only in writing and that which is duly executed by both parties.

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9. Governing Law. This Agreement shall be construed and enforced in accordance with the laws of the state of Florida.

10. Headings. Headings used in this Agreement are provided for convenience only and shall not be used to construe meaning or intent.

11. No Assignment. Neither this Agreement nor any or interest in this Agreement may be assigned by Executive without the prior express written approval of Company, which may be withheld by Company at Company's absolute and sole discretion.

12. Severability. If any term of this Agreement is held by a court of competent jurisdiction to be invalid or unenforceable, then this Agreement, including all of the remaining terms, shall remain in full force and effect as if such invalid or unenforceable term had never been included.

13. Arbitration. The parties agree that they shall use their best efforts to amicably resolve any dispute arising out of or relating to this Agreement. Any controversy, claim or dispute that cannot be so resolved shall be settled by final binding arbitration in accordance with the rules of the American Arbitration Association and judgment upon the award rendered by the arbitrator or arbitrators may be entered in any court having jurisdiction thereof. Any such arbitration shall be conducted in the state of Florida, or such other place as may be mutually agreed upon by the parties. Within fifteen (15) days after the commencement of the arbitration, each party shall select one person to act as arbitrator, and the two arbitrators so selected shall select a third arbitrator within ten (10) days of their appointment. Each party shall bear its own costs and expenses and an equal share of the arbitrator's expenses and administrative fees of arbitration.

******** Signature Page Follows ********

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IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of November 21, 2014.

EXECUTIVE

/s/ John P. Campi

John P. Campi

5111 Greythorne Lane

Marietta, Georgia 30068

SAFETY QUICK LIGHTING & FANS CORP.

3060 Peachtree Road

Suite 390

Atlanta, GA 30305

/s/ Rani Kohen

Rani Kohen, Chairnan, on behalf of the Company's Board of Directors, which has reviewed the Agreement and ratified and affirmed such Agreement as represented herein.

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EXHIBIT A

Genesis Management, LLC	- Partner

Genesis Consulting Group, Inc.	- President

Purchasing Power	- Broker

Weinert Plumbing, Et Al. vs Warner Industries, Inc., Et Al.	- Expert Witness

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